Exhibit 4.4

SHEN PENG

NEPTUNE MAX HOLDINGS LIMITED

THE PERSONS LISTED IN SCHEDULE 1

WATERDROP GROUP HK LIMITED (水滴集團(香港)有限公司)

BEIJING ABSOLUTE HEALTH LTD. (北京健康之家科技有限公司)

BEIJING ZONGQING XIANGQIAN TECHNOLOGY CO., LTD. (北京纵情向前科技有限公司)

BEIJING SHUIDI HULIAN TECHNOLOGY CO., LTD. (北京水滴互联科技有限公司)

BEIJING SHUIDI HUBAO TECHNOLOGY CO., LTD. (北京水滴互保科技有限公司)

BEIJING ZHUIQIU JIZHI TECHNOLOGY CO., LTD. (北京追求极致科技有限公司)

AND

WATERDROP INC

FIFTH AMENDED AND RESTATED

SHAREHOLDERS AGREEMENT

THIS FOURTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”) is made on November 20, 2020 by and among:

(1)	SHEN Peng, a citizen and resident of the PRC (identity card number: [***]) (“Founder”);

(2)

Neptune Max Holdings Limited, a company incorporated with limited liability in the British Virgin Islands, whose registered office is at Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands (the “Founder Entity”);

(3)	The persons listed in Part A of Schedule 1 (the “Management Entities”, and each a “Management Entity”);

(4)	The persons listed in Part B of Schedule 1 (with respect to the Ordinary Shares held by them, the “Other Ordinary Shareholders”, and each a “Other Ordinary Shareholder”);

(5)	The persons listed in Part C of Schedule 1 (the “Angel Shareholders”, and each an “Angel Shareholder”);

(6)	The persons listed in Part D of Schedule 1 (with respect to the Preferred Shares held by them, the “Investors”, and each an “Investor”);

(7)

Waterdrop Inc., an exempted company incorporated with limited liability in the Cayman Islands (with registered number [***]), whose registered office is at Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands (the “Company”); and

(8)

Waterdrop Group HK Limited (水滴集團(香港)有限公司), a company incorporated with limited liability in the Hong Kong, whose registered office is at Room 1907, 19/F, Lee Garden One, 33 Hysan Avenue, Gauseway Bay, Hong Kong (the “Waterdrop HK”);

(9)

Wallbanck Brothers Financial Services (HK) Limited (華伯特金融服務(香港)有限公司), a company incorporated with limited liability in the Hong Kong, whose registered office is at Suite No.3 Tower 1 10/F, China Hong Kong City, 33 Canton Road, KL, Hong Kong(“Wallbanck”);

(10)

WATERDROP INTERNATIONAL PTE. LTD., a limited liability company incorporated and existing under the Laws of Singapore, whose registered office is at 12 Marina Boulevard, #17-01FZL, Marina Bay Financial Centre, Singapore (the “Singapore Subsidiary”);

(11)

Beijing Absolute Health Ltd. (北京健康之家科技有限公司)，a company incorporated with limited liability in the PRC (with registered number: [***]), whose registered office is at Room 4103, 101, 1st Floor, Building 2, No. 208, Lize Middle Park, Chaoyang District, Beijing (the “WFOE”);

(12)

Beijing Zongqing Xiangqian Technology Co., Ltd. (北京纵情向前科技有限公司), a company incorporated with limited liability in the PRC (with registered number: [***]) whose registered office is at Room 4301, 301, 3rd Floor, Building 2, No. 208, Lize Middle Park, Chaoyang District, Beijing (“Zongqing Xiangqian”)；

(13)

Beijing Shuidi Hulian Technology Co., Ltd. (北京水滴互联科技有限公司), a company incorporated with limited liability in the PRC (with registered number: [***]), whose registered office is at Room 4306, 301, 3rd Floor, Building 2, No. 208, Lize Middle Park, Chaoyang District, Beijing (“Shuidi Hulian”);

(14)

Beijing Shuidi Hubao Technology Co., Ltd. (北京水滴互保科技有限公司), a company incorporated with limited liability in the PRC (with registered number: [***]) whose registered office is at Room 4203, 201, 2nd Floor, Building 2, No. 208, Lize Middle Park, Chaoyang District, Beijing (“Shuidi Hubao” ); and

(15)

Beijing Zhuiqiu Jizhi Technology Co., Ltd. (北京追求极致科技有限公司), a company incorporated with limited liability in the PRC (with registered number: [***]), whose registered office is at 822, 8th Floor, Building 3, Courtyard 12, Qingnian Road, Chaoyang District, Beijing (“Zhuiqiu jizhi”, together with Zongqing Xiangqian, Shuidi Hulian and Shuidi Hubao, collectively the “Targets” and each a “Target”).

RECITALS:

(A)

The Company, the Targets, the Founder, the Founder Entity, Tencent and certain other parties thereto entered into a Series D Subscription Agreement dated November 20, 2020 (the “Series D Subscription Agreement”) pursuant to which Tencent agreed to subscribe for, and the Company agreed to issue and allot, certain Series D Shares.

(B)

As at the date of this Agreement, the Company owns one hundred per cent. (100%) of the issued share capital of the Waterdrop HK, which in turn owns all of the equity interests of the WFOE. The Company, together with Waterdrop HK, Wallbanck, the Singapore Subsidiary, WFOE, the Targets and each of its direct and indirect, current and future subsidiaries (including subsidiaries controlled by contractual arrangement) shall together be referred to as the “Group” or the “Group Companies”, and each a “Group Company”.

(C)

The Company, the Targets, the Founder, the Founder Entity and certain other parties thereto entered into a Forth Amended and Restated Shareholders Agreement dated June 28, 2020 (the “Prior Shareholders Agreement’). The parties desire to enter into this Agreement, which shall amend, replace and supersede the Prior Shareholders Agreement in its entirety.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

“Affiliate” means, in relation to a person, any other person which, directly or indirectly, controls, is controlled by or is under the common control of the first mentioned person, and without limiting the generality of the foregoing, in the case of a natural person, which shall include, without limitation, such person’s spouse, parents, children, grandparents, grandchildren, siblings, mother-in-law and father-in-law and brothers and sisters-in-law. For the purposes of this Agreement, “control” means the power to direct the management or policies of such company, whether through the ownership of more than fifty per cent. (50%) of the voting power of such company, through the power to appoint a majority of the members of the board of directors or similar governing body of such company, through contractual arrangements or otherwise, and references to “controlled” or “controlling” shall be construed accordingly.

“Agent” means, with respect to an entity, any director, officer, employee or other representative of such person; any person for whose acts such entity may be vicariously liable; and any other person that acts for or on behalf of, or provides services for or on behalf of, such entity, in each case, whilst acting in his capacity as such.

“Anti-Bribery Laws” means (i) to the extent applicable to any Group Company or any of its Agents from time to time, the US Foreign Corrupt Practices Act 1977, as amended, and the United Kingdom Bribery Act 2010, and (ii) any anti-bribery and anti-corruption laws or regulations in the PRC and any other jurisdiction where any Group Company is established, holds assets or operates, or in which its products are sold.

“Applicable Laws” means with respect to a person, any laws, regulations, rules, measures, guidelines, treaties, judgments, determination, orders or notices of any Governmental Authority or stock exchange that is applicable to such person.

“Approved Budget” means the annual budget plan of the Company approved by the Board as a Board Reserved Matter one calendar month prior to the beginning of a financial year.

“Approved Business Plan” means the annual business plan of the Company approved by the Board as a Board Reserved Matter one calendar month prior to the beginning of a financial year.

“Articles of Association” means the sixth amended and restated memorandum and articles of association of the Company in the form set out in Schedule 3, as the same may be amended, restated or replaced from time to time.

“Auditors” means the auditors of the Company, which shall be one of the “Big-4” international accounting firms.

“Bao Duo Duo” means Baoduoduo Insurance Brokerage Co., Ltd. (保多多保险经纪有限公司), a company incorporated with limited liability in the PRC.

“Board” means the board of directors of the Company for the time being and from time to time.

“Board Reserved Matter” means any of the matters set out in Clause 3.2.

“Business Day” means a day other than a Saturday or Sunday or public holiday in the PRC or Hong Kong.

“Cash Management Products” means money market instruments (including cash, bank financing products, fixed time deposits, wholesale deposits, monetary fund and other financial instruments with good liquidity recognized by the Securities and Exchange Commission of the PRC and the People’s Bank of the PRC), highly liquid financial products (T+1) and financial planning initiated and operated by insurance companies.

“Competitor” means any of the persons listed in the List of Competitors.

“Completion” has the meaning given in the Series D Subscription Agreement.

“Completion Date” has the meaning given in the Series D Subscription Agreement.

“Confidential Information” means:

(a)	all information which relates to the business and affairs of any Group Company or any party; and

(b)	all information which relates to the provisions or subject matter of this Agreement,

but does not include information:

(i)	to the extent that it is generally known to the public not as a result of any breach of duty of confidentiality;

(ii)	that was lawfully in the possession of the receiving party prior to its disclosure by the disclosing party;

(iii)

that is or becomes available to the receiving party other than as a result of a disclosure by a person which the receiving party knows is in breach of a duty of confidentiality owed to the disclosing party; or

(iv)

relating solely to an Investor’s shareholding in the Company which is provided on a confidential basis by that Investor to a Governmental Authority in connection with the regulatory supervision of that Investor or its Affiliates.

“Deed of Adherence” means the form of deed of adherence set out in Schedule 2 (Form of Deed of Adherence).

“Director” means a director for the time being of the Company including, where applicable, any alternate Director, and “Directors” shall be construed accordingly.

“Disclosing Party” has the meaning given in Clause 11.3 (Definitions).

“Drag-Along Notice” has the meaning given in Clause 5.6.1.

“Drag-Along Right” has the meaning given in Clause 5.6.1.

“Drag-Along Shares” has the meaning given in Clause 5.6.1.

“Dragged Shareholders” has the meaning given in Clause 5.6.1.

“Dragging Shareholders” has the meaning given in Clause 5.6.1.

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect.

“ESOP” means the WATERDROP INC. 2018 SHARE INCENTIVE PLAN adopted by the Company on February 1, 2019 (as amended from time to time), or other employees’ share scheme or employee trust or share ownership plan or other profit sharing, bonus or incentive scheme as adopted by the Company from time to time.

“ESOP Shares” means any Ordinary Shares (or options representing any Ordinary Shares) issuable to employees, officers or directors of the Company pursuant to the ESOP.

“Founder Director” has the meaning given in Clause 2.1.2.

“Governmental Authorities” means any national, provincial, municipal or local government, administrative or regulatory body or department, court, tribunal, arbitrator or any body that exercises the function of a regulator.

“Waterdrop HK” has the meaning given in Preamble.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Hong Kong Stock Exchange” means The Stock Exchange of Hong Kong Limited.

“HKIAC” has the meaning given in Clause 19.2 (Arbitration).

“Hu Lian Wang Yi Yuan” means Jinan Shuidi Internet Hospital Co., Ltd. (济南水滴互联网医院有限公司), a company incorporated with limited liability in the PRC.

“IFRS” means International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board from time to time.

“Investor Director” has the meaning given in Clause 2.1.3.

“List of Competitors” means the list of persons set out in Schedule 5 as at the date of this Agreement, as may be amended from time to time as a Board Reserved Matter in accordance with Clause 3.2.14.

“Lock-up Period” has the meaning given in Clause 5.2.1.

“Material Adverse Change” means any event, matter or circumstance (or series thereof) arising or occurring after the date of this Agreement which (on its own or in aggregate) is, or is reasonably likely to be, materially adverse to (i) the existence, Business, operations, intellectual property rights, assets, liabilities (including contingent liabilities), condition (financial, trading or otherwise), financial results or prospects of the Group, the Founder and/or the Founder Entity, (ii) the ability of the Group to carry out its Business (including the ability and requirements to obtain or maintain any permit, licence, approval, filing, registration or other form of authorisation necessary for the effective operation of any Group Company’s business) or (iii) the ability of any party to perform its respective obligation under this Agreement or any Transaction Document.

“New Issuance Notice” has the meaning given in Clause 4.1.1.

“New Shareholder” has the meaning given in Clause 4.2 (Issue of New Shares to a third party).

“New Shares” has the meaning given in Clause 4.1.1.

“Notice” has the meaning given in Clause 18.1 (Format of notice).

“Non-Accepting New Shares” has the meaning given in Clause 4.1.4.

“Observer” has the meaning given in Clause 2.3.1.

“Ordinary Shares” means the ordinary shares of par value USD 0.000005 each in the share capital of the Company.

“Permitted Transferees” has the meaning given in Clause 5.3.1.

“PRC” means the People’s Republic of China excluding, for the purposes of this Agreement, Hong Kong, Macau and Taiwan.

“PRC Accounting Standards” means the China Accounting Standards (CAS 2006) issued by the Ministry of Finance on 15 February 2006, as supplemented by relevant rules and guidelines issued from time to time, and other applicable PRC accounting regulations.

“Pre-emption Acceptance Notice” has the meaning given in Clause 4.1.3.

“Pre-emption Period” has the meaning given in Clause 4.1.3.

“Pre-emption Right” has the meaning given in Clause 4.1.2.

“Preferred Shares” means Series Pre-A Shares, Series A Shares, Series A+ Shares, Series B Shares, Series C Shares, Series C+ Shares, Series C++ Shares and Series D Shares.

“Proposed Transferee” has the meaning given in Clause 5.4.1.

“Qualified IPO” means an initial public offering by the Company of its Shares on the Hong Kong Stock Exchange or any other internationally recognised stock exchange (except the National Equity Exchange and Quotations of PRC) acceptable to the Investors holding two-thirds of the Preferred Shares, which is pursuant to a firm commitment underwriting by an internationally reputable investment bank, in any case (a) with the valuation of the Company prior to the initial public offering no less than the lessor of: (i) the amount equal to USD 1,806,733,559 plus a compound interest at 20% per annum, calculated from June 28, 2020 to the date on which the initial public offering is approved by the Shareholders of the Company, or (ii) the amount equal to USD 3,613,467,117; and (b) with net cash proceeds (after deduction of underwriters’ commission and expenses) to the Group of not less than USD 300 million.

“Receiving Party” has the meaning given in Clause 11.3.

“Redemption Event” has the meaning given in the Articles of Association.

“Related Party” has the meaning given in Clause 3.2.4.

“Renminbi” or “RMB” means the lawful currency of the PRC.

“Restricted Person” means any of the persons listed in Schedule 4 as at the date of this Agreement as may be amended or updated from time to time at the sole and absolute discretion of Tencent.

“Right of First Refusal” has the meaning given in Clause 5.4.2.

“ROFR Acceptance Notice” has the meaning given in Clause 5.4.3.

“ROFR Period” has the meaning given in Clause 5.4.3.

“Rules” has the meaning given in Clause 19.2 (Arbitration).

“Series A Shares” means the series A preferred shares of par value USD 0.000005 each in the share capital of the Company having the rights, powers and preferences set out in the Articles of Association.

“Series A+ Shares” means the series A+ preferred shares of par value USD 0.000005 each in the share capital of the Company having the rights, powers and preferences set out in the Articles of Association.

“Series B Shares” means the series B redeemable convertible preferred shares of par value USD 0.000005 each in the share capital of the Company having the rights, powers and preferences set out in the Articles of Association.

“Series C Shares” means the series C redeemable convertible preferred shares of par value USD 0.000005 each in the share capital of the Company having the rights, powers and preferences set out in the Articles of Association.

“Series C+ Shares” means the series C+ redeemable convertible preferred shares of par value USD 0.000005 each in the share capital of the Company having the rights, powers and preferences set out in the Articles of Association.

“Series C++ Shares” means the series C++ redeemable convertible preferred shares of par value USD 0.000005 each in the share capital of the Company having the rights, powers and preferences set out in the Articles of Association.

“Series D Issue Price” means a price of USD 0.484584438 per Series D Shares, as appropriately adjusted for any subsequent bonus issue, share split, consolidation, subdivision, reclassification, recapitalization or similar arrangement.

“Series D Shares” means the series D redeemable convertible preferred shares of par value USD 0.000005 each in the share capital of the Company having the rights, powers and preferences set out in the Articles of Association.

“Series D Subscription Agreement” has the meaning given in Recital (A).

“Series Pre-A Shares” means the series pre-A preferred shares of par value USD 0.000005 each in the share capital of the Company having the rights, powers and preferences set out in the Articles of Association.

“Share” means any of the issued and outstanding shares of the Company, including the Ordinary Shares (including those Ordinary Shares reserved as ESOP Shares pursuant to a valid and effective Shareholders’ Resolution as a Shareholder Reserved Matter) and the Preferred Shares.

“Share Equivalents” means any options or other securities or obligations which are by their terms convertible into or exchangeable or exercisable for Ordinary Shares in the capital of the Company.

“Shareholder(s)” means any person registered in the register of members of the Company as the holder of a Share for the time being.

“Shareholder Reserved Matter” means any of the matters set out in Clause 3.1.

“Shijiazhuang Shui Di Hu Lian” means Shijiazhuang Shuidi Technology Co., Ltd (石家庄水滴互联科技有限公司), a company incorporated with limited liability in the PRC.

“Significant Subsidiaries” means the Targets, the WFOE, the Waterdrop HK, Bao Duo Duo and any Group Company whose operating income in the most recent fiscal year accounts for more than ten per cent. (10%) of the total operating income of the Group in such fiscal year.

“Stock Exchange” has the meaning given in paragraph (b) of Clause 8.3.1.

“Structured Contracts I” means: (i) Exclusive Business Cooperation Agreement (独家业务合作协议) by and between the WFOE and Zongqing Xiangqian, dated November 2, 2018, (ii) Exclusive Option Agreement (独家购买权协议) by and among the WFOE, Zongqing Xiangqian and the equity holders of Zongqing Xiangqian, dated November 27, 2019, (iii) Equity Pledge Agreement (股权质押协议) by and among the WFOE, Zongqing Xiangqian and each equity holder of Zongqing Xiangqian, dated November 27, 2019, (iv) Power of Attorney (授权委托书) by and between the WFOE and each equity holder of Zongqing Xiangqian, dated November 27, 2019, (v) Loan Agreement (借款协议) entered into by and among the WFOE and each equity holder of Zongqing Xiangqian, dated November 27, 2019, and (vi) Consent Letter of Spouse (配偶同意函) by the spouse of each equity holder of Zongqing Xiangqian, dated November 27, 2019, each as amended from time to time.

“Structured Contracts II” means (i) Exclusive Business Cooperation Agreement (独家业务合作协议) by and between the WFOE and Shuidi Hubao, dated November 2, 2018, (ii) Exclusive Option Agreement (独家购买权协议) by and among the WFOE, Shuidi Hubao and the equity holders of Shuidi Hubao, dated November 2, 2018, (iii) Equity Pledge Agreement (股权质押协议) by and among the WFOE, Shuidi Hubao and each equity holder of Shuidi Hubao, dated November 2, 2018, (iv) Power of Attorney (授权委托书) by and between the WFOE and each equity holder of Shuidi Hubao, dated November 2, 2018, (v) Consent Letter of Spouse (配偶同意函) by the spouse of the Founder, dated November 2, 2018, each as amended from time to time.

“Structured Contracts III” means (i) Exclusive Business Cooperation Agreement (独家业务合作协议) by and between the WFOE and Shui Di Hu Lian, dated July 31, 2019, (ii) Exclusive Option Agreement (独家购买权协议) by and among the WFOE, Shuidi Hulian and the equity holders of Shui Di Hu Lian, dated July 31, 2019, (iii) Equity Pledge Agreement (股权质押协议) by and among the WFOE, Shuidi Hulian and each equity holder of Shui Di Hu Lian, dated July 31, 2019, (iv) Power of Attorney (授权委托书) by and between the WFOE and each equity holder of Shui Di Hu Lian, dated July 31, 2019, (v) Consent Letter of Spouse (配偶同意函) by the spouse of each equity holder of Shui Di Hu Lian, dated July 31, 2019, each as amended from time to time.

“Structured Contracts IV” means: (i) Exclusive Business Cooperation Agreement (独家业务合作协议) by and between the WFOE and Zhuiqiu jizhi, dated October 28, 2019, (ii) Exclusive Option Agreement (独家购买权协议) by and among the WFOE, Zhuiqiu jizhi and the equity holders of Zhuiqiu jizhi, dated October 28, 2019, (iii) Equity Pledge Agreement (股权质押协议) by and among the WFOE, Zhuiqiu jizhi and each equity holder of Zhuiqiu jizhi, dated October 28, 2019, (iv) Power of Attorney (授权委托书) by and between the WFOE and each equity holder of Zhuiqiu jizhi, dated October 28, 2019, (v) Loan Agreement (借款协议) entered into by and among the WFOE and each equity holder of Zhuiqiu jizhi, dated October 28, 2019, and (vi) Consent Letter of Spouse (配偶同意函) by the spouse of each equity holder of Zhuiqiu jizhi, dated October 28, 2019, each as amended from time to time.

“Structured Contracts” means Structured Contracts I, Structured Contracts II, Structured Contracts III and Structured Contracts IV.

“Subscription” has the meaning given in the Series D Subscription Agreement.

“Tag-Along Notice” has the meaning given in Clause 5.5.2.

“Tag-Along Period” has the meaning given in Clause 5.5.2.

“Tag-Along Right” has the meaning given in Clause 5.5.1.

“Tag-Along Shares” has the meaning given in Clause 5.5.1.

“Tian Xia You Zhi” means Beijing Tianxia Youzhi Technology Co., Ltd. (北京天下有知科技有限公司), a company incorporated with limited liability in the PRC.

“Total Shares” means all of the Shares from time to time on a fully-diluted and as-converted basis.

“Trade Sale” means a sale (whether through a single transaction or a series of related transactions) of more than fifty per cent. (50%) of the Total Shares or more than fifty per cent. (50%) of the issued share capital of any Group Company, or a sale by any Group Company of any undertaking, business or other assets, having a value in excess of fifty per cent. (50%) of the aggregate value of the Group’s businesses or assets at the relevant time.

“Transaction Documents” means this Agreement, the Series D Subscription Agreement, the Articles of Association, Structured Contracts and any other related document necessary for or in connection with the Subscription.

“Transfer” has the meaning given in Clause 5.1.1.

“Transferor” has the meaning given in Clause 5.4.1.

“Transfer Notice” has the meaning given in Clause 5.4.1.

“Transfer Price” has the meaning given in Clause 5.4.1.

“Transferred Shares” has the meaning given in Clause 5.4.1.

“US Dollar” or “USD” means the lawful currency of the United States of America.

“Yi Fang Da Yao Fang” means Jinan Yi Fang Da Pharmaceuticals Co., Ltd. (济南益方达大药房有限公司), a company incorporated with limited liability in the PRC.

1.2	References

In this Agreement, a reference to:

1.2.1

a “subsidiary” means, with respect to any given person, any person of which the given person, directly or indirectly owns more than fifty per cent. (50%) of the issued and outstanding share capital, voting interests, registered capital or other equity interest;

1.2.2

a “holding company” means, with respect to a company, any other company which directly or indirectly owns more than fifty per cent. (50%) of the voting shares, registered capital or other equity interest in the first mentioned company;

1.2.3

a “person” includes a reference to any individual, company, enterprise or other economic organisation, Governmental Authority or agency, or any joint venture, association or partnership, trade union or employee representative body (whether or not having separate legal personality) and includes a reference to that person’s legal personal representatives, successors and permitted assigns;

1.2.4	a “party” or “parties”, unless the context otherwise requires, is a reference to a party or parties to this Agreement;

1.2.5	an agreement or document is a reference to such agreement or document as amended, restated or supplemented from time to time, unless otherwise expressed to the contrary;

1.2.6	a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification signed by or on behalf of each party;

1.2.7	a clause or paragraph or schedule, unless the context otherwise requires, is a reference to a clause of, or a paragraph or a schedule to, this Agreement;

1.2.8	the singular includes the plural and vice versa unless the context otherwise requires;

1.2.9

in calculations of share numbers, (i) references to a “fully-diluted basis” mean that the calculation is to be made assuming that all outstanding options, warrants and other equity securities convertible into or exercisable or exchangeable for Ordinary Shares (whether or not by their terms then currently convertible, exercisable or exchangeable) have been so converted, exercised or exchanged; and (ii) references to an “as-converted basis” mean that the calculation is to be made assuming that all Preferred Shares in issue have been converted into Ordinary Shares.

1.3	Schedules

The Schedules to this Agreement form part of this Agreement.

1.4	Headings

The headings in this Agreement do not affect its interpretation.

2.	BOARD OF DIRECTORS

2.1	Board of the Company

2.1.1	The Board shall be responsible for the management of the Company and shall consist of up to eleven (11) members.

2.1.2

The Founder Entity shall have the right to nominate and appoint six (6) members to the Board (collectively the “Founder Directors” and each a “Founder Director”). In the event that there is any vacancy for any seat of the Founder Directors, the voting rights and other rights entitled to such Founder Director shall vest to the Founder, so long as he is a Founder Director.

2.1.3

Each of Tencent, IDG, Banyan, Boyu and Swiss Re shall have the right to nominate and appoint one (1) member to the Board (each an “Investor Director”). The right of Tencent, IDG, Banyan, Boyu and Swiss Re to nominate an Investor Director under this Clause 2.1.3 shall automatically terminate if such Investor and its Affiliates ceases to hold not less than five per cent. (5%) of the Total Shares.

2.1.4	As at the date of this Agreement, the Directors of the Company shall be:

(a)	SHEN Peng, as a Founder Director, who shall be entitled to two (2) votes;

(b)	YANG Guang, as a Founder Director, who shall be entitled to one (1) vote;

(c)	HU Yao, as a Founder Director, who shall be entitled to one (1) vote;

(d)	RAN Wei, as a Founder Director, who shall be entitled to one (1) vote;

(e)	GUO Nanyang, as a Founder Director, who shall be entitled to one (1) vote;

(f)	YU Haiyang, as an Investor Director nominated by Tencent, who shall be entitled to one (1) vote;

(g)	HUANG Kai, as an Investor Director nominated by Boyu, who shall be entitled to one (1) vote; and

(h)	NINA ZHOU, as an Investor Director nominated by Swiss Re, who shall be entitled to one (1) vote.

2.1.5	The Shareholders shall exercise their voting rights to ensure that the composition of the Board shall at all times comply with this Clause 2.1.

2.2	Boards of Significant Subsidiaries

The Investors shall at all times have the right to request, and if so requested, the Shareholders and the Company shall procure, that the composition of the board of directors of each of the Significant Subsidiaries be the same as the composition of the Board to the extent permitted by the Applicable Laws, and the rights of nomination of the board of directors of each of the Significant Subsidiaries shall be in accordance with the rights of nomination of the Directors as set out in Clause 2.1.

2.3	Observer

2.3.1 Each of Sinovation, IDG, Boyu, Tencent, BRV, Skycus and Swiss Re (with respect to IDG, Boyu, Tencent or Swiss Re, in the event that it is not entitled to appoint one (1) Director pursuant to Clause 2.4.3), for so long as it holds more than two point five per cent. (2.5%) of the Total Shares, shall have the right from time to time to appoint one (1) person to attend all meetings of the Board as an observer (“Observer”). Sinovation, IDG, Boyu, Tencent, BRV, Skycus and Swiss Re may remove the Observer appointed by it and appoint another person in his place.

2.3.2 An Observer shall be given (at the same time as the Directors of the Company) notice of all meetings of the Board and all agendas, minutes and other papers relating to those meetings. An Observer shall have the right to attend any and all of those meetings and may speak and place items on the agenda for discussion but shall not have the right to vote.

2.4	Removal and replacement of Directors

2.4.1

Each of the Founder Entity, Tencent, IDG, Banyan, Boyu and Swiss Re which are entitled to appoint director(s) in accordance with Clause 2.1 may directly remove the Director nominated by it and nominate a new Director as successor by notice in writing to the Company without any resolutions of Board or of the Shareholders.

2.4.2	The Shareholders shall exercise their voting rights and take all action as is necessary to remove such Director and to nominate the new Director as the successor.

2.4.3

At the time of the completion of any sale, assignment, transfer or other disposition of Shares held by Tencent, IDG, Banyan, Boyu or Swiss Re resulting in such Investor and its Affiliates ceasing to hold not less than five per cent. (5%) of the Total Shares, such Investor shall procure the resignation of the Investor Director appointed by it.

2.5	Board decisions

2.5.1

Each of the Founder Entity, Tencent, IDG, Banyan, Boyu and Swiss Re shall procure that the Directors appointed by them shall duly perform their duties at the Board in accordance with and so as to give effect to the terms of this Agreement.

2.5.2	The Founder and Founder Entity shall procure that each Group Company will take actions in a manner consistent with the decisions of the Board.

2.6	Proceedings of Directors

2.6.1

The quorum for a meeting of the Board shall be six (6) Directors, including all the Investor Directors, provided, however, that if such quorum cannot be obtained for a Board meeting after two (2) consecutive notices of Board meetings have been sent by the Company with the first notice providing not less than ten (10) Business Days’ prior notice and the second notice providing not less than five (5) Business Days’ prior notice, then the attendance of any six (6) Directors eligible to vote in respect of the matters to be transacted at such meeting shall constitute a quorum; provided further that matters discussed at such adjourned meeting shall be limited to those stated in the written notices and agendas of the Board meetings.

2.6.2

Meetings of the Board shall be held at such times and at such place as the Board may from time to time determine, and in any event held at least once every six (6) months. No Board meeting shall normally be convened on less than ten (10) Business Days’ notice, save that an adjourned Board meeting can be convened with the first notice providing not less than ten (10) Business Days’ prior notice and the second notice providing not less than five (5) Business Days’ prior notice in accordance with the above Clause 2.6.1. Notwithstanding the foregoing, Board meetings may be convened by giving not less than forty-eight (48) hours’ notice if all of the Directors agree to shorter notice.

2.6.3	Each notice of a Board meeting shall specify a reasonably detailed agenda, be accompanied by relevant documents, and be sent by courier, facsimile transmission or email.

2.6.4

The Directors may participate in a meeting of the Board or of such committee thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. A director participating in a meeting pursuant to this provision shall be deemed to be present in person at such meeting.

2.7	Board resolutions

2.7.1

Save as provided under Clause 3 (Reserved Matters), all resolutions of the Board shall, unless otherwise required by law, be made by the approval of a simple majority (more than 50%) of the Directors present and voting (whether in person or by his alternate) at a duly convened meeting of the Board.

2.7.2	A resolution in writing signed by all the Directors shall be valid as if it had been passed by the Directors in a duly convened and quorate Board meeting.

2.8	Directors’ expenses

The Company shall reimburse the reasonable out-of-pocket expenses (including travel and accommodation expenses) incurred by the Directors or an Observer in connection with attending meetings of the Board upon presentation of the relevant receipts.

2.9	D&O insurance

The Company shall, at its cost, effect and maintain comprehensive directors and officers insurance from an insurance company of international repute and acceptable to Tencent, IDG, Banyan, Boyu and Swiss Re with coverage of such amount as determined by the Board (including the approval of more than half of the Investor Directors) for each Director.

3.	RESERVED MATTERS

3.1	Shareholders Reserved Matters

3.1.1

The Shareholders shall exercise all voting rights available to them in relation to each Group Company (whether as shareholder, director or otherwise), to procure that each Group Company shall refrain from taking any of the following actions without the prior written approval of the Shareholders holding more than two-thirds of the voting power of the Total Shares, including that of Investors holding more than two-thirds (2/3) of the Preferred Shares:

(a)

any amendment of the Articles of Association of the Company or other constitutional document of a Group Company, other than such amendment that is made solely for the purpose to reflect (i) any increase of the authorised share capital, issued and outstanding share capital or registered capital of the Waterdrop HK and the WFOE by their respective shareholders; (ii) any increase of the authorised share capital, issued and outstanding share capital or registered capital of Bao Duo Duo, Shijiazhuang Shui Di Hu Lian, Tian Xia You Zhi, Shuidi Hubao, Yi Fang Da Yao Fang, Hu Lian Wang Yi Yuan by any Group Company with an aggregate amount of no more than RMB75,000,000 in any consecutive twelve (12) months with respect to the forgoing six (6) companies taken as a whole; and (iii) any increase of the authorised share capital, issued and outstanding share capital or registered capital of the other subsidiaries of the Group Companies by any Group Company with an aggregate amount of no more than RMB30,000,000 in any consecutive twelve (12) months with respect to the foregoing subsidiaries taken as a whole;

(b)	any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Shares;

(c)

any redemption or repurchase of the Shares or Share Equivalents by the Company, excluding any redemption or repurchase of the Shares or Share Equivalents pursuant to article 3 of Schedule to the Articles of Association;

(d)

the liquidation, dissolution, winding up or similar proceedings of the Company, the Significant Subsidiaries and any other Group Companies that are material to the business and financial prospects of the Group;

(e)

any sale, transfer or other disposal of all or substantially all of the material business or assets of any Group Company, or any amalgamation, merger, demerger, corporate reconstruction or consolidation of any Group Company with any other company or any action causing the same, or any transaction that results in the transfer of more than half of the voting rights in any Group Company, and which causes a decrease of more than twenty per cent. (20%) of the then aggregate consolidated net asset value of the Group;

(f)

any material change (including cessation) in the nature or scope of the business of any Group Company, including any material plans for expansion or development of the Group or a (direct or indirect) wholly-owned subsidiary undertaking of the Company (except for those covered in the Approved Business Plan);

(g)

any initial public offering by the Company of its Shares which does not constitute a Qualified IPO and any selection of the stock exchange or the underwriter(s) for any initial public offering by the Company of its Shares;

(h)	any declaration or payment of any dividends or other distributions by any Group Company;

(i)	any appointment of or change of the Auditors or any material change in accounting practices or policies;

(j)	any change in the size or composition of the board of directors of any Group Company other than in accordance with this Agreement;

(k)

approving, amending or terminating any employees’ share scheme or employee trust or share ownership plan or other profit sharing, bonus or incentive scheme in each case for any of the employees of a Group Company; and

(l)

any entering into, amendment, termination or waiver of Structured Contracts or any contractual arrangements that would allow the Company to consolidate the financial statements of any person with those of the Company for financial reporting purposes via contractual control.

3.1.2

The Shareholders shall exercise all voting rights available to them in relation to each Group Company (whether as shareholder, director or otherwise), to procure that each Group Company shall refrain from taking any of the following actions without the prior written approval of the Shareholders holding more than two-thirds of the voting power of the Total Shares, including that of Investors holding more than seventy-five per cent. (75%) of the Preferred Shares:

(a)

any increase or decrease of the authorised share capital, issued and outstanding share capital or registered capital of any Group Company or the issue of options or other securities convertible or exchangeable for the share capital or registered capital of any Group Company, other than (i) any increase of the authorised share capital, issued and outstanding share capital or registered capital of the Waterdrop HK and the WFOE by their respective shareholders; (ii) any increase of the authorised share capital, issued and outstanding share capital or registered capital of Bao Duo Duo, Shijiazhuang Shui Di Hu Lian, Tian Xia You Zhi, Shuidi Hubao, Yi Fang Da Yao Fang, Hu Lian Wang Yi Yuan by any Group Company with an aggregate amount of no more than RMB75,000,000 in any consecutive twelve (12) months with respect to the forgoing six (6) companies taken as a whole; and (iii) any increase of the authorised share capital, issued and outstanding share capital or registered capital of the other subsidiaries of the Group Companies by any Group Company with an aggregate amount of no more than RMB30,000,000 in any consecutive twelve (12) months with respect to the foregoing subsidiaries taken as a whole.

3.1.3

Notwithstanding the foregoing, any adverse amendment or change of the rights, preferences, privileges or powers of a particular class or series of Preferred Shares in a manner that is disproportionate to the effect of such amendment or change on other class or series of Preferred Shares and any consequential amendment to this Agreement or the Articles of Association of the Company in respect thereof shall additionally require the prior written consent of the holders holding more than half (1/2) of the voting power of such class or series of Preferred Shares. For avoidance of any doubt, for the purpose of this Agreement and other Transaction Documents, series Pre-A, series A, series A+, series B, series C, series C+, series C++ and series D shall each be treated as a separate series of Preferred Shares.

3.2	Board Reserved Matters

The Shareholders shall exercise all voting rights available to them in relation to each Group Company (whether as shareholder, director or otherwise), to procure that each Group Company shall refrain from taking any of the following actions without the prior approval of more than two-thirds of the Directors attending a duly convened and quorate meeting of the Board, including that of more than half (1/2) of the Investor Directors:

3.2.1	any approval or amendment to the Approved Budget and Approved Business Plan for any Group Company;

3.2.2

licensing or otherwise transfer of material patents, trademarks or other intellectual property rights of any Group Company to a third party (excluding any Group Company) other than those licenses granted in the ordinary course of business of the Group Companies;

3.2.3

entering into, participating in or exiting any partnership, consortium, joint venture or similar entities or relationships (regardless of whether being profit-making) of which the related transaction consideration to be paid by the Group Companies is in excess of RMB9,000,000 for any single item or RMB45,000,000 in the aggregate during any twelve (12) month period;

3.2.4

any transaction or series of transactions between, on the one hand, any Group Company and, on the other hand, (a) the Founder, (b) any of its Affiliates, (c) any shareholder, director, manager or employee of any Group Company, or any of the Affiliates of such shareholder, director or manager, or (d) a person controlled by any of the persons mentioned in (a) to (c) (each a “Related Party”), including lending of money by any Group Company to any Related Party or any giving of guarantees or provision of security (including any cross-guarantees) by any Group Company for debts of any Related Party, in excess of RMB2,250,000 for any single item or RMB33,750,000 in the aggregate during any twelve (12) month period, other than (i) the transactions as between the Company and any of its wholly-owned subsidiaries or the transactions as between any two wholly-owned subsidiaries of the Company, (ii) the transactions as between the Group Companies and Tencent or its Affiliates, and (iii) the transactions as between the Group Companies and Swiss Re or its Affiliates;

3.2.5	any creation or granting of an Encumbrance over or disposal of the assets of any Group Company in excess of RMB15,000,000;

3.2.6

any incurring of borrowings or indebtedness in the nature of borrowings by a Group Company or any lending of money by any Group Company to any third party (excluding any Group Company or any Related Party) or any giving of guarantees or provision of security (including any cross-guarantees) by any Group Company for debts of any third party (excluding any Group Company or any Related Party) in excess of RMB1,500,000 for any single item or RMB15,000,000 in the aggregate during any twelve (12) month period other than debt financing (including but not limited to bank loans and finance leases) incurred in the ordinary course of business of the Group Companies;

3.2.7	issue and redemption of bonds, notes, debentures and other debt securities by any Group Company;

3.2.8

any incurring of capital expenditure (for the avoidance of doubt, purchasing Cash Management Products is not a capital expenditure) by any Group Company, including but not limited to any acquisition by any Group Company of the shares or assets or undertakings of another company of which the related transaction consideration to be paid by the Group Companies is, in excess of RMB9,000,000 for any single item or RMB45,000,000 in the aggregate during any twelve (12) month period;

3.2.9

entering into any transaction by any Group Company outside of the ordinary course of business of such Group Company, of which the related transaction consideration to be paid by such Group Company is, in excess of RMB10,000,000 for any single item or RMB50,000,000 in the aggregate during any twelve (12) month period, other than the transactions between the Group Companies;

3.2.10	appointment or replacement of the chief executive officer and chief financial officer (“Senior Management”), or any material changes to the employment contracts of such Senior Management;

3.2.11	increase in remuneration for more than fifty per cent. (50%) during any twelve (12) month period of any Senior Management;

3.2.12	implementing the ESOP (including determination of the recipients, amount and price);

3.2.13	any settlement of any litigation, arbitration or legal disputes which will cause a Material Adverse Change to the Group; and

3.2.14

approving any change to the List of Competitors, which may be updated either at the end of each calendar year or in each round of equity financing carried out or undertaken by the Group in such calendar year.

4.	ISSUE OF SHARES

4.1	Pre-emption Right

4.1.1

The Company shall, and the Founder and the Founder Entity shall procure that the Company shall, provide a written notice (the “ New Issuance Notice”) to each Shareholder setting out (i) the number of Shares or Share Equivalents proposed to be issued or sold by the Company (“New Shares”); and (ii) the price and other material terms of the proposed issue or sale.

4.1.2

Each Shareholder shall have the right (but not the obligation) to subscribe for or purchase, at the price and on the terms specified in the New Issuance Notice, up to such number of New Shares to be issued or sold determined by multiplying (i) the total number of the New Shares, by (ii) a fraction, the numerator of which is the number of Shares held by such Shareholder (on a fully-diluted and as-converted basis), and the denominator of which is the aggregate number of Shares held by all Shareholders (on a fully-diluted and as-converted basis) (the “Pre-emption Right”).

4.1.3

A Shareholder may exercise its Pre-emption Right by giving the Company written notice (“Pre-emption Acceptance Notice”) within fifteen (15) Business Days from the date of receipt of the New Issuance Notice (the “Pre-emption Period”) specifying the number of New Shares that it accepts to subscribe for or purchase. The failure by a Shareholder to give a Pre-emption Acceptance Notice within the Pre-emption Period shall be deemed to be a waiver of the Shareholder’s Pre-emption Right.

4.1.4

If, after the expiry of the Pre-emption Period, there remains any New Shares not subscribed for or purchased by the Shareholders (the “Non-Accepting New Shares”), the Company shall be free to issue or sell the Non-Accepting New Shares on terms equal to or no more favourable than the terms set out in the New Issuance Notice, provided such issue or sale must completed within three (3) months of the date of the New Issuance Notice.

4.2	Issue of New Shares to a third party

If the Company is entitled to issue Non-Accepting New Shares to a person who is not already a party to this Agreement (“New Shareholder”) after the provisions of Clause 4 (Issue of Shares) have been fully complied with, the Company shall procure the New Shareholder to execute a Deed of Adherence in the form as set forth in Schedule 2, confirming to the other Shareholders that it shall be bound by this Agreement as if it were an original party hereto.

4.3	Exceptions

4.3.1	The Pre-emption Right under this Clause 4 shall not be applicable to the issue of:

(a)	any ESOP Shares;

(b)	any Ordinary Shares upon the conversion of the Preferred Shares;

(c)	any Shares on or pursuant to a Qualified IPO;

(d)	any Shares pursuant to a dividend or distribution on the outstanding Ordinary Shares or Preferred Shares; or

(e)	any Shares pursuant to and in accordance with the Series D Subscription Agreement.

5. TRANSFER OF SHARES

5.1 General

5.1.1

Any sale, assignment, transfer, creation of any Encumbrances with respect to or otherwise disposal of the beneficial ownership of any Shares, or entering into any swap, derivative or other arrangement that passes or transfers to another, in whole or in part, the economic interests of any Shares, or agreement or undertaking to do the same (“Transfer”) shall be made in accordance with this Clause 5 and Clause 6.

5.1.2

No Shareholder may Transfer Shares to any person which is not a party to this Agreement, unless such person has executed a Deed of Adherence in the form as set forth in Schedule 2, confirming to the other Shareholders that it shall be bound by this Agreement as a Shareholder.

5.1.3	Without prior written consent of the Company, no Transfer may be made by any Shareholder to any Competitor.

5.1.4	Subject to Clauses 5.1.2, 5.1.3 and 6, any Investor may at any time Transfer any of the Shares held by it.

5.2 Founder Lock-up

5.2.1

Subject to Clause 5.3 (Permitted transfer), without the prior consent of the Investors holding more than two-thirds of the Preferred Shares in writing, the Founder shall not, and agrees to procure and ensure that the Founder Entity shall not, directly or indirectly, Transfer any Shares held by him/it prior to the occurrence of a Qualified IPO (the “Lock-up Period”).

5.2.2

Any Transfer of Shares by the Founder or the Founder Entity which is not prohibited under this Clause 5.2.1 shall be subject to Clause 5.1.2, Clause 5.4 (Right of first refusal) and Clause 5.5 (Tag-along right).

5.2.3	Without the prior consent of the Investors holding more than two-thirds of the Preferred Shares in writing, the Founder undertakes not to, directly or indirectly:

(a)	Transfer any interest he holds in the Founder Entity;

(b)	permit any person other than Founder to be a partner of the Founder Entity; or

(c)	otherwise permit the management and control of the Founder Entity to be carried on by any person other than the Founder.

5.3 Permitted Transfer

5.3.1

Notwithstanding anything to the contrary in this Agreement, (i) prior to the consummation of the Qualified IPO, the Founder or the Founder Entity may, directly or indirectly, Transfer up to 75,358,866 Shares, or such number of Shares as appropriately adjusted for or derived from such Shares following any share split, share division, share combination, share dividend or similar events; and (ii) the Founder and the Founder Entity may, directly or indirectly, Transfer any Shares held by him/it, to the Founder’s parents, children or spouse, or to trusts for the benefit of such persons for bona fide estate planning purposes, or any of the wholly-owned entities by the Founder or the Founder Entity (collectively, the “Permitted Transferees”), provided that, (a) adequate documentation therefor is provided to the Shareholders holding Preferred Shares and that any such transferees agrees in writing to be bound by this Agreement and the Articles of Association in place of the relevant transferor; (b) the Founder shall retain the voting and disposition rights of such Shares; and (c) if a transferee under this Clause 5.3.1 at any time ceases to be a Permitted Transferee, the Founder shall, prior to such transferee ceasing to be a Permitted Transferee, cause such transferee to transfer the transferred Shares to the Founder or another Permitted Transferee.

5.3.2

The restrictions or requirements under Clauses 5.2 (Founder Lock-up), Clause 5.4 (Right of first refusal) and Clause 5.5 (Tag-along right) hereunder shall not apply to any Transfer pursuant to and in accordance with (i) Clause 5.3.1, or (ii) to any Transfer made pursuant to the ESOP.

5.4	Right of first refusal

5.4.1

Subject to Clause 5.2 (Founder Lock-up), Clause 5.3 (Permitted transfer) and Clause 6 (Restricted Persons), in the event that the Founder, the Founder Entity or an Angel Shareholder proposes to, directly or indirectly, Transfer any Shares to any person (“Proposed Transferee”), such Shareholder (“Transferor”) shall promptly send a written notice (“Transfer Notice”) to the Investors stating (i) the number of Shares proposed to be Transferred (“Transferred Shares”); (ii) the proposed purchase price per Share (“Transfer Price”) in USD in respect of such Transfer; (iii) the material terms and conditions of such Transfer; and (iv) the name and other reasonable details of the Proposed Transferee in respect of such Transfer.

5.4.2

Such Transfer Notice shall constitute an offer by the Transferor to the Investors to sell to the Investors the total number of the Transferred Shares. Each Investor shall have the right (but not the obligation) (“Right of First Refusal”) to purchase such number of the Transferred Shares determined by multiplying (i) the total number of the Transferred Shares, by (ii) a fraction, the numerator of which is the number of Shares held by such Investor (on a fully-diluted and as-converted basis), and the denominator of which is the aggregate number of Shares held by all Investors (on a fully-diluted and as-converted basis) at a purchase price per Share equal to the Transfer Price and upon terms and conditions no less favourable than those specified in the Transfer Notice.

5.4.3

An Investor may exercise its Right of First Refusal by giving a written notice (“ROFR Acceptance Notice”) to the Transferor within ten (10) Business Days from the date of receipt of the Transfer Notice (“ROFR Period”), specifying the number of Transferred Shares that it accepts to purchase. The failure by an Investor to give a ROFR Acceptance Notice within the ROFR Period shall be deemed to be a waiver of such Investor’s Right of First Refusal.

5.4.4

Such sale pursuant to the exercise of the Right of First Refusal shall be consummated on the twentieth (20th) Business Day after the expiry of the ROFR Period (or such other date as may be agreed by the parties).

5.4.5

If, after the expiry of the ROFR Period, there remains any Transferred Shares not purchased by the Investors, and provided that no Investor has exercised its Tag-Along Right during the Tag-Along Period pursuant to Clause 5.5 (Tag-along right), the Transferor may sell to the Proposed Transferee named in the Transfer Notice the remaining Transferred Shares at a price per Share no less than the Transfer Price and on terms and conditions that are no more favourable to the Proposed Transferee than those specified in such Transfer Notice. If such sale is not consummated within twenty (20) Business Days from the date of expiry of the ROFR Period, the right provided under this Clause 5.4 shall be deemed to be revived and such Transferred Shares shall not be offered or otherwise made subject to any Transfer until and unless first reoffered to the Investors in accordance with this Clause 5.4.

5.5	Tag-along right

5.5.1

Subject to Clause 5.3 (Permitted transfer), in the event that the Founder or the Founder Entity proposes to Transfer any Shares to any person and an Investor fails to or elects not to exercise its Right of First Refusal pursuant to Clause 5.4 (Right of first refusal) in respect of such Transfer, such Investor shall have the right (but not the obligation) (“Tag-Along Right”) to participate in such Transfer by the Founder or the Founder Entity and Transfer, simultaneously with the Founder or the Founder Entity, to the Proposed Transferee at the purchase price per Share equal to the Transfer Price and upon terms and conditions which are no less favourable than those specified in the Transfer Notice, up to the number of the Shares (“Tag-Along Shares”) determined by the following formula, provided that such Investor shall (i) only be required to make representations and warranties relating to title and ownership of the Shares to be transferred by such Investor, (ii) in no event be required to make representations and warranties on the business, financial status, assets and/or similar items of the Group or on any Group Company and (iii) in no event be obliged to pay any amount with respect to any liabilities arising from the representations and warranties made by it in excess of the total consideration paid by the Proposed Transferee to such Investor:

N = the total number of the Transferred Shares

A = the number of Shares held by the Investor exercising the Tag-Along Right (on a fully-diluted and as-converted basis)

B = the number of Shares held by all Investors exercising the Tag-Along Right (on a fully-diluted and as-converted basis)

C = the number of Shares held by the Transferor immediately prior to the Transfer (on a fully-diluted and as-converted basis)

provided that if as a result of the proposed Transfer, the Founder Entity shall hold less than twenty per cent. (20%) of the Total Shares, an Investor may elect to sell up to all of the Shares then held by such Investor.

5.5.2

An Investor may exercise its right under this Clause 5.5 by providing a written notice (“Tag-Along Notice”) to the Founder or the Founder Entity (as appropriate) no later than twenty (20) Business Days from the date of expiry of the ROFR Period (the “Tag-Along Period”). The Founder or the Founder Entity shall procure the Proposed Transferee to purchase all the Tag-Along Shares specified in the Tag-Along Notice from such Investor. If the Proposed Transferee declines to purchase all of the Transferred Shares and the Tag-Along Shares, the number of the Transferred Shares to be sold by the Founder or the Founder Entity shall be reduced accordingly so that the Tag-Along Shares of any Investor that exercises its right under this Clause 5.5 will be included in the sale to the Proposed Transferee.

5.5.3

If the Proposed Transferee fails to purchase all the Tag-Along Shares from each Investor that elects to exercise its right under this Clause 5.5 in respect of a Transfer, then the Founder or the Founder Entity shall not Transfer to such Proposed Transferee any Share, and the Company shall not register such Transfer.

5.6	Drag-Along right

5.6.1

From the date falling three (3) years following October 28, 2019 until the occurrence of a Qualified IPO, if the Founder Entity and Investors holding more than two-thirds of the Preferred Shares (the Founder Entity and such Investors, collectively, the “Dragging Shareholders”) agree to sell the Shares they hold to a Proposed Transferee, the Dragging Shareholders shall have the right (the “Drag-Along Right”) to require each other Shareholder (the “Dragged Shareholders”) to transfer all the Shares held by it (“Drag-Along Shares”) to the Proposed Transferee upon substantially the same terms and conditions offered by the Proposed Transferee to the Dragging Shareholders provided, however, that (i) such terms and conditions, including with respect to price paid or received per Share or Share Equivalents, may differ as between different classes of Share or Share Equivalents of the Company in accordance with their relative liquidation preferences as set forth in Article 2 of Schedule to the Articles of Association, and (ii) the Drag-Along Right may only be exercised: (x) if the then valuation of the Company exceeds USD 3,613,467,117 and (y) the Proposed Transferee proposes to purchase all or more than 50% of the Total Shares on an as-converted basis.

5.6.2

The Dragging Shareholders may exercise the Drag-Along Right by giving notice to the Company and the Dragged Shareholders (“Drag-Along Notice”). Upon receipt of the Drag-Along Notice, the Dragged Shareholders shall be obliged to transfer the Drag-Along Shares to the Proposed Transferee, and the Founder shall be obliged to procure such Transfer by each Dragged Shareholder. The consummation of the sale of the Drag-Along Shares shall occur at the same time as the completion of the transfer of the Shares by the Dragging Shareholders to the Proposed Transferee.

5.7	Security power of attorney

5.7.1

Each Shareholder irrevocably and unconditionally (and by way of security for the performance of its obligations under this Agreement) appoints the Company as its attorney to execute, deliver and do in its name or otherwise and on its behalf all documents, acts and things required to be done by it (when and only if it has failed or refused to comply with its obligations under Clause 5.6 (Drag-along right)) in order to implement the obligations of that Shareholder under Clause 5.6 (Drag-along right), including any transfer of Shares or other documents which may be necessary to transfer title to the Shares.

5.7.2

Each Shareholder undertakes to ratify whatever its attorney shall lawfully do or cause to be done in accordance with such power of attorney and to indemnify and keep such attorney indemnified from all claims, costs, expenses, damages and losses which the attorney may suffer as a result of the lawful exercise by it of the powers conferred on it under such power of attorney.

5.7.3

The power of attorney shall remain in force in relation to each Shareholder until this Agreement is terminated in respect of the rights and obligations of that Shareholder under Clause 10 (Term and Termination).

5.8	Failure to transfer

If a Shareholder fails or refuses to comply with its obligations to transfer Shares under Clause 5.6 (Drag-along right) (such Shareholder, the “Dissent Shareholder”):

5.8.1

the Company is hereby expressly authorized by such Dissent Shareholder to execute and deliver the necessary transfer documents on its behalf. The Company shall receive the purchase money in respect of such transfer in trust for that Dissent Shareholder (and the Company shall not be required to account to such Dissent Shareholder for any interest accrued on such amount) and the receipt of the Company for the purchase money shall be a good discharge for the purchaser, who shall not be bound to see the application of the purchase money. The Company shall, subject to the instrument of transfer being duly stamped, cause the purchaser to be registered as holder of the relevant Shares. Once registration has taken place in purported exercise of the power contained in this clause 5.8 the validity of the proceedings shall not be questioned by any person; and

5.8.2

the purchaser or, where the purchaser is not a Shareholder, the Company on its behalf and acting on its instructions, may serve written notice on such Dissent Shareholder within thirty (30) Business Days of such failure or refusal and (unless such non-compliance has previously been remedied to the reasonable satisfaction of the purchaser) after a further five (5) Business Days from the date of such notice, the Dissent Shareholder shall be deemed to have waived its right to exercise any of its powers or rights in relation to the management of, and participation in the profits of, the Company under this Agreement, the Articles or otherwise, and shall be deemed to have removed all Directors appointed by it with effect from the end of such five (5) Business Day period.

5.9	No circumvention

5.9.1

Each Shareholder shall ensure that the restrictions to which it is subject under this Clause 5 shall not be circumvented or avoided whether by the Transfer of an indirect beneficial interest in the Shares through the disposal of shares in a holding company directly or indirectly holding such Shares or otherwise; provided however that, as to an Investor that is a fund:

(i)	the Transfer, directly or indirectly, of a beneficial interest, equity, economic or otherwise, of such Investor’s limited partners shall not constitute a breach of this Clause 5; and

(ii)

if, (a) a direct limited partner of such Investor has given such Investor a written notice that it will transfer or (b) to the actual knowledge of the Investor that a direct limited partner of such Investor has transferred, any shares or interests of the Investor to any Competitor, the Investor shall not disclose any Confidential Information to such Competitor.

For the avoidance of doubt, any Transfer of an indirect beneficial interest in the Shares not made in compliance with this Agreement shall be null and void, and shall in no event be recorded on the Register of Members or recognized by the Company.

5.9.2

Without limiting the foregoing, any such Transfer of an indirect beneficial interest in the Shares shall be treated as a Transfer of Shares by the relevant Shareholder. Each Shareholder shall ensure that the provisions of Clauses 5.2 (Founder Lock-up), 5.4 (Right of first refusal), 5.5 (Tag-along right) and 5.6 (Drag-along right) apply mutatis mutandis in respect of such Transfer. All relevant references to “Transferred Shares” in Clauses 5.4 (Right of first refusal) and 5.5 (Tag-along right) shall be deemed to be references to such beneficial interest being Transferred.

6.	RESTRICTED PERSONS

6.1	Restrictions on Transfer and Initiation of Trade Sale

6.1.1

Notwithstanding anything to the contrary in this Agreement but subject to Clause 6.1.2, for so long as Tencent holds no less than 76,363,000 Shares, or such number of Shares as appropriately adjusted for or derived from such Shares following any share split, share division, share combination, share dividend or similar events, unless approved by Tencent in advance in writing, (i) no Group Company shall, and no Shareholder shall permit that any Group Company shall; and (ii) no direct or indirect shareholder of any Group Company (including without limitation, any of the Founder, the Founder Entity and any Shareholder) shall, take, permit to occur, approve, authorize, or agree or commit to do any of the actions set forth in Clauses 6.1.1(a), 6.1.1(b), and 6.1.1(c) below, whether in a single transaction or a series of related transactions, whether directly or indirectly or otherwise:

(a)	the direct or indirect issuance of any security of any Group Company to any Restricted Person;

(b)	the initiation of any Trade Sale with any Restricted Person; or

(c)	the direct or indirect Transfer of any security of any Group Company to any Restricted Person.

6.1.2

Notwithstanding anything to the contrary in this Agreement, for so long as Tencent holds no less than 76,363,000 Shares, or such number of Shares as appropriately adjusted for or derived from such Shares following any share split, share division, share combination, share dividend or similar events, in the event that any Investor Transfers any of its securities of any Group Company to any Restricted Person (so long as such Transfer would not in a single transaction or a series of related transactions result in any Trade Sale), whether in a single transaction or a series of related transactions, whether directly or indirectly or otherwise, such proposed Transfer shall not require the approval of Tencent in advance in writing, but Tencent shall have the right (but not the obligation) of first refusal to purchase all or any portion of such securities of any Group Company, in which case the procedures of Clause 5.4 (other than Clause 5.4.2) shall apply mutatis mutandis in respect of such proposed Transfer.

6.2	Notification

6.2.1

Notwithstanding anything to the contrary in this Agreement, for so long as Tencent holds no less than 76,363,000 Shares, or such number of Shares as appropriately adjusted for or derived from such Shares following any share split, share division, share combination, share dividend or similar events, if any Group Company, the Founder or the Founder Entity receives any proposal which could lead to a joint venture or partnership being formed between any Group Company on the one hand and any Restricted Person on the other hand, such Group Company, the Founder or the Founder Entity, as the case may be, shall deliver to Tencent a written notice as soon as practicable, but in any event within seven (7) Business Days.

6.2.2

The notice given pursuant to Clause 6.2.1 shall describe in reasonable detail the name and address of the Restricted Person, the nature of the transaction, the consideration to be paid and other major terms and conditions of the transaction.

6.3	List of Restricted Person

Tencent shall have the right to amend and/or update at its sole and absolute discretion the list of Restricted Person as set out in Schedule 4 either at the end of each calendar year or in each round of equity financing carried out or undertaken by the Group in such calendar year, provided that the list of Restricted Person shall contain no more than eight (8) group entities (for each group entity it includes its affiliates and/or entities in which it holds directly or indirectly not less than twenty percent (20%) of the total equity interest or voting interest).

7.	INFORMATION RIGHTS

7.1	Financial information

The Company shall, and the Founder shall procure that the Company will, prepare and deliver to the Investors and the Angel Shareholders:

7.1.1

within forty-five (45) days after the end of each calendar quarter, (i) the unaudited consolidated quarterly management accounts for each of the Company and its subsidiaries made up to the end of the relevant calendar quarter;

7.1.2

within one hundred and twenty (120) days after the end of the financial year to which they relate, annual audited consolidated balance sheet, profit and loss statement and cash flow statement of the Company and its subsidiaries, in each case audited by the Auditors in accordance with IFRS or PRC Accounting Standards; and

7.1.3	not later than thirty (30) days before the beginning of each financial year, a proposed annual budget and business plan of each of the Company and its subsidiaries for the next financial year.

7.2	Material events

The Company shall, and the Founder shall procure that the Company shall, promptly notify the Investors of:

7.2.1	any actual or prospective Material Adverse Change or development in the business, operations, financial position or prospects of the Group;

7.2.2	any actual, pending or threatened investigation, enquiry or disciplinary proceeding by any Governmental Authorities in respect of any Group Company;

7.2.3	any material violation of Applicable Laws by any Group Company;

7.2.4

any change of Applicable Laws, including any amendments, supplements or annulments of the existing Applicable Laws, or interpretation or promulgation of implementation measures or rules of the existing Applicable Laws, or the proposal or promulgation of new Applicable Laws, which may render the Structured Contracts invalid or unenforceable, in whole or in part; or

7.2.5	any matters that may adversely affect the performance by the Founder or the Company of its obligations under any of the Transaction Documents.

8.	QUALIFIED IPO

8.1	Obligation to consummate a Qualified IPO

The Company shall, and the Founder shall procure that the Company shall (i) use its best efforts and take all necessary action to consummate a Qualified IPO, as soon as practicable and in any case, on or before June 28, 2025 and (ii) in the event a Qualified IPO is consummated, to procure that a listing is maintained for all the Company’s Shares after the Qualified IPO on the relevant stock exchange. The Shareholders shall use commercially reasonable efforts to cooperate with the Company for the purpose to complete and effectuate a Qualified IPO duly approved by the Shareholders in accordance with this Agreement and the Articles of Association.

8.2	Sale restrictions

8.2.1

In the event that the Board approves the Qualified IPO, the Founder and the Company shall use its best efforts to minimise the restrictions on the direct or indirect sale of the Investors’ holding of Shares as part of and/or after consummation of such Qualified IPO.

8.2.2

The Company shall, and the Founder shall procure that the Company shall, ensure that, in the event of a Qualified IPO, none of the Investors and the Investor Directors will be required to give any representations, warranties, indemnities or undertakings other than in respect of the respective Investor’s capacity, authority and ownership of the Shares it owns.

8.3	IPO consultation right

8.3.1	The Company shall, and the Founder shall procure that the Company shall, consult regularly with the Investors on the status and progress of the Qualified IPO, including:

(a)	providing the Investors (or their nominated advisers) with drafts of the prospectus; and

(b)

providing the Investors (or their nominated advisers) with copies (including draft copies) of all material correspondence with the relevant stock exchange or listing or trading authority (the “Stock Exchange”) in connection with the Qualified IPO, in each case, at such time as will allow each Investor a reasonable opportunity to provide comments before they are submitted and the Company shall take into account reasonable comments from the Investors (or their nominated adviser); furthermore, any provisions, descriptions and/or similar contents related to an Investor or any of its Affiliates in the prospectus or any other correspondence shall be approved by such Investor in writing prior to its submission or release.

8.3.2

In the event the Stock Exchange imposes, or seeks to impose, conditions on the Qualified IPO that would require an amendment to be made to any of the Transaction Documents, the parties agree that the Company will allow persons nominated by an Investor to attend and participate in all meetings with the Stock Exchange relating to the Qualified IPO at which matters relating to the Transaction Documents are to be discussed. The Company shall use its best efforts to resolve such requirements of the Stock Exchange in a manner which shall not have a material adverse effect on the rights of the Investors.

8.3.3

The Company shall, and the Founder shall procure that the Company shall, consult with the Investors on the pricing of the Qualified IPO and allow the Investors a reasonable opportunity to attend and participate in all meetings and discussions with the underwriter(s) and other advisers at which pricing of the Qualified IPO is to be discussed or determined.

8.4	Registration Rights

The parties hereby acknowledge and agree to the terms set forth in Appendix A attached hereto, making provision for certain registration rights, and such terms in Appendix A hereto form an integral part of this Agreement and are binding on the parties as if such terms were set forth in the body of this Agreement.

9.	UNDERTAKINGS

9.1	Non-Compete, Non-Solicit, etc.

Each of the Founder and the Founder Entity undertakes to each Investor, as agent and trustee for each Group Company, that it or its Affiliates will not do any of the following things for as long as the Founder holds any Share or is involved in the business or operation of any Group Company, and for a period of two (2) years following the later of (i) the Founder ceasing to hold any interest in the Shares of the Company; or (ii) the Founder ceasing to be involved in the business or operation of any Group Company:

9.1.1

either alone or jointly with or through any person, directly or indirectly, carry on or be engaged in, own or have an interest (equity or otherwise) in, or advise or otherwise assist any business which competes, directly or indirectly, with any business of any Group Company as carried on at the date of this Agreement;

9.1.2

do or say anything which is harmful to any Group Company’s goodwill (as subsisting at the date of this Agreement) or which may lead any person who has dealt with any Group Company at any time during the twelve (12) months prior to the date of this Agreement to cease to deal with any Group Company on substantially equivalent terms to those previously offered or at all;

9.1.3

on its own account or in conjunction with or on behalf of any other person, either seek to obtain orders from, or do business with, or encourage directly or indirectly another person to obtain orders from or do business with, any person who has been a customer of any business of any Group Company at any time during the twelve (12) months prior to the date of this Agreement for the products or services of that business anywhere;

9.1.4

directly or indirectly solicit or contact with a view to his engagement or employment by another person, any director, officer, employee or manager of any Group Company or any person who was a director, officer, employee or manager of any Group Company at any time during the twelve (12) months prior to the date of this Agreement, in either case where the person in question has Confidential Information or would be in a position to exploit any Group Company’s trade connections;

9.1.5

engage or employ any director, officer, employee or manager of any Group Company or any person who was a director, officer, employee or manager of any Group Company at any time during the twelve (12) months prior to the Completion Date, in either case where the person in question either has Confidential Information or would be in a position to exploit any Group Company’s trade connections; or

9.1.6

seek to contract with or engage (in such a way as to affect adversely any business of any Group Company as carried on at the date of this Agreement) any person who has been contracted with or engaged to manufacture, assemble, supply or deliver goods or services to that business at any time during the twelve (12) months prior to the date of this Agreement.

9.2	Founder’s Affiliates

The Founder shall procure and ensure that each of the Founder’s Affiliates complies with Clause 9.1 (Non-Compete, Non-Solicit, etc.).

9.3	Severability

Each undertaking in Clauses 9.1 (Non-Compete, Non-Solicit, etc.) and 9.2 (Founder’s Affiliates) constitutes an entirely independent undertaking. The parties acknowledge that the undertakings contained in Clauses 9.1 (Non-Compete, Non-Solicit, etc.) and 9.2 (Founder’s Affiliates) are fair and reasonable, but if any such restriction shall be held to be unenforceable under Applicable Laws but would be valid and effective if any part of it were deleted or the period or area of application were reduced, such restriction shall apply with such modification as may be necessary to make it valid and effective.

9.4	Compliance

Each of the Company and the Founder undertakes to each Investor to ensure that each Group Company shall conduct its business in compliance with all Applicable Laws.

9.5	Anti-bribery

Each of the Company and the Founder undertakes to each Investor to procure that (a) each Group Company is at all times in compliance with applicable Anti-Bribery Laws; and (b) each Group Company shall not take any action, and procure that none of their respective Agents take any action, directly or indirectly, which would expose the Investor or any of its Affiliates to the risk of being exposed to an offence for violation of any applicable Anti-Bribery Laws.

10.	TERM AND TERMINATION

10.1	Taking effect

This Agreement shall take effect as against each of the parties upon Completion.

10.2	Termination

This Agreement:

10.2.1	may be terminated at any time by the written agreement of all the parties;

10.2.2	shall terminate in respect of a Shareholder if it ceases to hold any Shares; and

10.2.3	shall terminate upon the occurrence of a Qualified IPO, provided that, Clause 8.1 and Clause 8.4 shall survive the occurrence of a Qualified IPO.

10.3	Effect of termination

Each party’s further rights and obligations cease immediately on termination, except that Clauses 11 (Confidentiality), 12 (Announcements), 13 (Costs), 18 (Notices), 19 (Governing Law and Jurisdiction) and 20 (Governing Language) shall survive the termination of this Agreement and shall continue in full force and effect. Termination does not affect a party’s accrued rights and obligations at the date of termination.

11.	CONFIDENTIALITY

11.1	Confidentiality undertakings

During the term of this Agreement and after termination or expiration of this Agreement for any reason whatsoever the Receiving Party shall:

11.1.1	not use or disclose to any person Confidential Information it has or acquires;

11.1.2	make every effort to prevent the use or disclosure of Confidential Information;

11.1.3

subject to Clause 11.2, not issue a press release or make any public announcement or other public disclosure with respect to any of the transactions contemplated herein without obtaining in each instance the prior written consent of each of the other Parties. Each party agrees that without prior written consent of Skycus, it shall not use, publish or reproduce the name “Skycus” or “Skycus China” or that of any Affiliate of Skycus, or any similar name, trademark or logo in any manner, context or format (including but not limited to reference on or links to websites, press releases); and

11.1.4	procure that each of its Affiliates complies with Clauses 11.1.1, 11.1.2 and 11.1.3.

11.2	Exceptions

Clause 11.1 (Confidentiality undertakings) does not apply to disclosure of Confidential Information:

11.2.1

to any director, officer or employee of any party whose function requires him to have the Confidential Information on an as-need-to-know basis, in each case only where such persons are under appropriate nondisclosure obligations;

11.2.2

to the extent that it is required to be disclosed by Applicable Laws, by any rule of a listing authority or stock exchange on which any party’s shares are listed or traded, or by any Governmental Authority with relevant powers to which any party is subject or submits, provided that the disclosure shall so far as is practicable be made after consultation with the other parties and after taking into account the other parties’ reasonable requirements as to its timing, content and manner of making or despatch, and shall furnish only that portion of the information that is legally required;

11.2.3

to any adviser (including legal counsel or auditor) for the purpose of advising any party in connection with the transactions contemplated by this Agreement provided that such disclosure is essential for these purposes and that such party procures that such adviser complies with Clause 11.1 (Confidentiality undertakings);

11.2.4

by an Investor (a) to its Affiliates, (b) if the Investor is a fund, to its limited partners for the purposes of fund reporting and to its prospective limited partners only to the extent of the name of the Group Companies, a brief description of the Group Companies, the amount of investment by such Investor and the round of financing of its investment, and (c) in connection with a proposed exit (whether a Qualified IPO or otherwise) to potential purchasers, investment banks, other intermediaries or any advisers in connection with such purpose, in each case only where such persons are subject to appropriate nondisclosure obligations and on an as-need-to-know basis; or

11.2.5	to the extent that the Disclosing Party has been given prior written consent to such disclosure.

11.3	Definitions

For the purposes of this Clause, the “Disclosing Party” means the party that discloses (whether in writing, verbally or by any other means and whether directly or indirectly) Confidential Information to any other party (the “Receiving Party”) whether before or after the date of this Agreement.

12.	ANNOUNCEMENTS

12.1	Public announcements

Subject to Clause 12.2 (Exceptions), none of the parties may make or send a public announcement, communication or circular concerning the transactions referred to in this Agreement unless it has first obtained the other parties’ written consent, which may not be unreasonably withheld or delayed (provided that an Investor may refuse to be specifically named in any such announcement, communication or circular in its absolute discretion).

12.2	Exceptions

Clause 12.1 (Public announcements) does not apply to a public announcement, communication or circular required by Applicable Laws, by any rule of a listing authority or stock exchange on which any party’s shares are listed or traded, or by any Governmental Authority with relevant powers to which any party is subject or submits, provided that the public announcement, communication or circular shall so far as is practicable be made after consultation with the other parties and after taking into account the reasonable requirements of the other parties as to its timing, content and manner of making or despatch, and shall furnish only that portion of the information that is legally required.

13.	COSTS

Except where this Agreement, other Transaction Documents or the relevant document provides otherwise, each party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it.

14.	GENERAL

14.1	Compliance with this Agreement

The Shareholders shall at all times exercise their voting rights and any other powers of control available to them in relation to the Group (whether as shareholder, director or otherwise), and shall otherwise use their reasonably practicable efforts, so as to cause the Company or any other member of the Group to comply with the provisions of this Agreement.

14.2	Conflicts with Articles of Association

If there is a conflict between any provision of this Agreement and the Articles of Association, the provisions of this Agreement shall prevail as between the Shareholders, and the Shareholders shall promptly procure the amendment of the Articles of Association so as to be consistent with this Agreement.

14.3	Amendment

An amendment of this Agreement is valid only if it is in writing and signed by or on behalf of (i) the Company, (ii) the Shareholders holding more than two-thirds (2/3) of the voting power of the Total Shares, and (iii) the Investors holding more than two-thirds (2/3) of the then outstanding Preferred Shares, provided that (a) any amendment to this Agreement that may adversely affect the rights, preferences, privileges and/or powers of a particular class or series of Preferred Shares in a manner that is disproportionate to the effect of such amendment on other class or series of Preferred Shares shall require the prior written consent of holders holding more than half (1/2) of the voting power of such class or series of Preferred Shares, (b) any provision that specifically grants a right to Tencent shall not be amended or waived unless agreed by Tencent in writing; and (c) any amendment to this Agreement shall be informed to each Shareholder by the Company in accordance with Clause 18 (Notices) hereof.

14.4	Waiver

The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies. No single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

14.5	Remedies not exclusive

The rights and remedies contained in this Agreement are cumulative and not exclusive of any rights or remedies provided by law. Without limiting the foregoing, the parties hereto acknowledge and agree that irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly acknowledged and agreed that the parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

14.6	Severability

The invalidity, illegality or unenforceability of a provision of this Agreement does not affect or impair the validity of the remainder of this Agreement, and such invalid or unenforceable provision may be replaced by a valid and enforceable provision closest to the original intentions of the Parties.

14.7	Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original and all of which together evidence the same agreement.

14.8	Further assurance

Each of the parties agrees to perform (or procure the performance of) all such acts and things and/or to execute and deliver (or procure the execution and delivery of) all such documents, as may be required by law or as may be necessary or requested by any Investor for giving full effect to and giving the Investor the full benefit of this Agreement and the other Transaction Documents. Unless otherwise agreed, each party shall be responsible for its own costs and expenses incurred in connection with the provisions of this Clause 14.8.

14.9	Aggregation of Shares

All Preferred Shares and/or Ordinary Shares held or acquired by any Shareholder or its affiliated entities or persons (as defined in Rule 144 under the Securities Act) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

15.	ENTIRE AGREEMENT

This Agreement and the other Transaction Documents constitute the entire agreement and supersede any previous agreements between the parties relating to the subject matter of this Agreement and supersedes all prior written or oral understandings or agreements, including without limitation, the Prior Shareholders Agreement.

16.	ASSIGNMENT

16.1	Assignment by Investor

Subject to Clause 5.1.2 and Clause 5.1.3 of this Agreement, any Investor (and its successors and assigns) may, without the consent of the Company, assign the benefit of all or any of its rights under this Agreement to the extent and in connection with the Transfer of Shares or Share Equivalents of the Company held by such Investor.

16.2	No assignment by Company and Founder

None of the Company, the Founder or the Founder Entity shall assign or in any other way alienate any of its rights under this Agreement whether in whole or in part except pursuant to a Transfer permitted under Clause 5 (Transfer of Shares).

17.	THIRD PARTY RIGHTS

Unless otherwise provided, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) (“Third Parties Ordinance”) to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from the Third Parties Ordinance.

18.	NOTICES

18.1	Format of notice

A notice or other communication under or in connection with this Agreement (a “Notice”) shall be:

18.1.1	in writing;

18.1.2	in the Chinese language; and

18.1.3

delivered personally or sent by a reputable international courier (e.g. FedEx, DHL) or by fax or by email to the party due to receive the Notice at its address or fax number or email address set out in Clause 18.3 or to such other addressee, address or fax number or email address as the party due to receive the Notice may specify by giving the other party due to send the Notice not less than five (5) Business Days’ written notice before the Notice was despatched.

18.2	Deemed delivery of notice

Unless there is evidence that it was received earlier, a Notice is deemed given if:

18.2.1	delivered personally, when left at the address set out in Clause 18.3;

18.2.2	sent by a reputable international courier, three (3) Business Days after posting it;

18.2.3	sent by fax, when confirmation of its transmission has been recorded by the sender’s fax machine; and

18.2.4	sent by email, when confirmation of delivery has been recorded by the sender’s email box.

18.3	Notice Details

The address, phone number, fax number (if any), the email address and the addressee for the purpose of Clause 18.1.3 are set out in Schedule 6 (notice details).

19.	GOVERNING LAW AND JURISDICTION

19.1	Governing law

This Agreement and the arbitration agreement contained herein are governed by, and shall be construed in accordance with, the laws of Hong Kong.

19.2	Arbitration

Any dispute, controversy or claim arising in any way out of or in connection with this Agreement, or the breach, termination or invalidity thereof (whether contractual, pre-contractual or non-contractual) shall be settled by binding arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force as at the date of this Agreement (“Rules”), which Rules are deemed to be incorporated by reference into this clause and as may be amended by the rest of this clause. The seat of the arbitration shall be Hong Kong.

19.3	Appointment of arbitrators

The arbitration tribunal shall consist of three (3) arbitrators to be appointed in accordance with the Rules.

19.4	Arbitration proceedings and award

The language to be used in the arbitral proceedings shall be English and any arbitral award shall be given in English. Nothing in this Clause 19 shall be construed as preventing any party from seeking conservatory or interim relief from any court of competent jurisdiction. Any award shall be final and binding upon the parties from the day it is made. The parties undertake to carry out each and every arbitral award without delay.

20.	GOVERNING LANGUAGE

This Agreement is written in English. If this Agreement is translated into another language, the English version shall prevail.

[Remainder of page intentionally left blank]

SCHEDULE 1

LIST OF PARTIES

SCHEDULE 2

FORM OF DEED OF ADHERENCE

SCHEDULE 3

ARTICLES OF ASSOCIATION

SCHEDULE 4

RESTRICTED PERSONS

SCHEDULE 5

COMPETITORS

SCHEDULE 6

NOTICE DETAILS

APPENDIX A

REGISTRATION RIGHTS

EXECUTED by the parties on the date first written above:

Waterdrop Inc.

By:	/s/ SHEN Peng
Name: SHEN Peng
Title: Director

SHEN Peng

By:	/s/ SHEN Peng

Neptune Max Holdings Limited

By:	/s/ SHEN Peng
Name: SHEN Peng
Title: Director

Waterdrop Group HK Limited
(水滴集團(香港)有限公司)

By:	/s/ SHEN Peng
Name: SHEN Peng
Title: Director

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

Wallbanck Brothers Financial Services (HK) Limited

(華伯特金融服務(香港)有限公司)

By:	/s/ SHEN Peng
Name: SHEN Peng
Title: Director

WATERDROP INTERNATIONAL PTE. LTD.

By:	/s/ SHEN Peng*
Name: Xiao Xin
Title: Director

*	as Attorney-in-fact for Xiao Xin

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

Beijing Absolute Health Ltd. (北京健康之家科技有限公司) (seal)

[Company seal is affixed]

By:	/s/ SHEN Peng
Name: SHEN Peng
Title: Legal Representative

Beijing Zongqing Xiangqian Technology Co., Ltd. (北京纵情向前科技有限公司)(seal)

[Company seal is affixed]

By:	/s/ SHEN Peng
Name: SHEN Peng
Title: Legal Representative

Beijing Shuidi Hubao Technology Co., Ltd. (北京水滴互保科技有限公司)(seal)

[Company seal is affixed]

By:	/s/ SHEN Peng
Name: SHEN Peng
Title: Legal Representative

Beijing Shuidi Hulian Technology Co., Ltd. (北京水滴互联科技有限公司)(seal)

[Company seal is affixed]

By:	/s/ SHEN Peng
Name: SHEN Peng
Title: Legal Representative

Beijing Zhuiqiu Jizhi Technology Co., Ltd. (北京追求极致科技有限公司)(seal)

[Company seal is affixed]

By:	/s/ SHEN Peng
Name: SHEN Peng
Title: Legal Representative

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

Depthperception Holdings Limited

By: First Principles Z Holdings Limited, as its attorney and authorized signatory under Power of Attorney

By:	/s/ SHEN Peng
Name: SHEN Peng
Title: Director

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

Xibo Holdings Limited

By:	/s/ SHEN Peng
Name: SHEN Peng
Title: Director

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

Proton Fortune Holdings Limited

By:	/s/ SHEN Peng
Name: SHEN Peng
Title: Director

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

Christmastrees Holdings Limited

By: First Principles Z Holdings Limited, as its attorney and authorized signatory under

Power of Attorney

By:	/s/ SHEN Peng
Name: SHEN Peng
Title: Director

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

Autobox Holdings Limited

By: First Principles Z Holdings Limited, as its attorney and authorized signatory under

Power of Attorney

By:	/s/ SHEN Peng
Name: SHEN Peng
Title: Director

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

Kimezqxq Holdings Limited

By: First Principles Z Holdings Limited, as its attorney and authorized signatory under

Power of Attorney

By:	/s/ SHEN Peng
Name: SHEN Peng
Title: Director

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

Flying Monkey Holdings Limited

By: First Principles Z Holdings Limited, as its attorney and authorized signatory under

Power of Attorney

By:	/s/ SHEN Peng
Name: SHEN Peng
Title: Director

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

Steelman Holdings Limited

By: First Principles Z Holdings Limited, as its attorney and authorized signatory under

Power of Attorney

By:	/s/ SHEN Peng
Name: SHEN Peng
Title: Director

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

Rational Chaos Inc.

By: First Principles Z Holdings Limited, as its attorney and authorized signatory under

Power of Attorney

By:	/s/ SHEN Peng
Name: SHEN Peng
Title: Director

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

YGXS1467 Holdings Limited

By: First Principles Z Holdings Limited, as its attorney and authorized signatory under Power of Attorney

By:	/s/ SHEN Peng
Name: SHEN Peng
Title: Director

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

Sino Achiever Group Limited

By: First Principles Z Holdings Limited, as its attorney and authorized signatory under

Power of Attorney

By:	/s/ SHEN Peng
Name: SHEN Peng
Title: Director

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

Wise AI Holdings Ltd.

By: First Principles Z Holdings Limited, as its attorney and authorized signatory under Power of Attorney

By:	/s/ SHEN Peng
Name: SHEN Peng
Title: Director

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

Heroic Trend Limited (向雄有限公司)

By: First Principles Z Holdings Limited, as its attorney and authorized signatory under Power of Attorney

By:	/s/ SHEN Peng
Name: SHEN Peng
Title: Director

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

MAPLE OCEAN L.P.

By: /s/ SHEN Peng

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

GOPHER FINANCIAL INDUSTRY FUND LP

By: /s/ YIN Zhe

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

GEMINI INVESTMENTS, L.P.

By Gemini GP Limited
Its General Partner

By:	/s/ David Muir
Name: David Muir
Title: President

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

ZHEN PARTNERS FUND V, L.P.

By:	/s/ XU Xiaoping

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

SINOVATION FUND IV, L.P.

By:	/s/ Kai-Fu Lee

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

RICH OCEAN FUND I, L.P.

By:	/s/ Zhang Ning

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

BIDEFORD GLOBAL HOLDINGS LIMITED

By:	/s/ Gan Fong Jek
Name: Gan Fong Jek
Title: Director

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

LIGHT UP INVESTMENT HOLDINGS LIMITED

(點亮投資控股有限公司)

By:	/s/ LI Jing

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

TOPAZ SUN LIMITED

By:	/s/ Chi Sing Ho
Name: Chi Sing Ho
Title: Authorized Signatory

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

GAORONG TECHNOLOGY CONSULTING LIMITED

By:	/s/ ZHANG Zhen

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

INSPIRED ELITE INVESTMENTS LIMITED

By:	/s/ CHEN Shaohui

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

IMAGE FRAME INVESTMENT (HK) LIMITED

(意像架構投資(香港)有限公司)

By:	/s/ MA Huateng

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

ASPIRE REACH LIMITED

By:	/s/ XU Xiaoping

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

WATER BLISS HOLDINGS LIMITED

By:	/s/ Tan Jui Kuang

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

SINOVATION I INVESTMENT LIMITED

By:	/s/ Kai-Fu Lee

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

GAORONG GROUP HOLDINGS LIMITED

By:	/s/ Peter Wong

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

BRV ASTER OPPORTUNITY FUND I, L.P.

By:	/s/ Lim Hock Beng

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

POPULAR FESTIVE LIMITED

By:	/s/ Chi Sing Ho
Name: Chi Sing Ho
Title: Authorized Signatory

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

Angel Mentor Limited

By:	/s/ Chi Sing Ho
Name: Chi Sing Ho
Title: Authorized Signatory

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

Harmonious Ocean Limited

By:	/s/ Yong Leong Chu
Name: Yong Leong Chu
Title: Director

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

Banyan Partners Fund III, L.P.

By:	/s/ Peter Wong

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

Banyan Partners Fund III-A, L.P.

By:	/s/ Peter Wong

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

Baywise Capital Limited Partnership

By:	/s/ CHEN Pu
Name: CHEN Pu
Title: Director

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

Global Bridge Capital USD Fund I, L.P.

By:	/s/ GAO Qing
Name: GAO Qing
Title: Managing Partner

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

Yuantai Investment Partners Evergreen Fund, L.P.

By:	/s/ SHAO Yangdong
Name: SHAO Yangdong
Title: Director

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

Skycus China Fund, L.P.

acting through its general partner

Skycus Asset Management Limited

By:	/s/ Xiaobo Wu
Name: Xiaobo Wu
Title: Director

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

Wisdom Choice Global Fund, L.P.

By:	/s/ LI Jing

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement

EXECUTED by the parties on the date first written above:

SWISS RE PRINCIPAL INVESTMENTS COMPANY ASIA PTE. LTD.

By:	/s/ Nina Zhou
Name: Nina Zhou
Title: Authorized Signatory

By:	/s/ Lee Seng Chuen
Name: Lee Seng Chuen
Title: Authorized Signatory

Waterdrop Inc.

Signature Page to Fifth Amended and Restated Shareholders Agreement